Exhibit 99

NEWS RELEASE

#64S — December 3, 2010	Contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sanders Named President and Chief Operating Officer of Sonoco
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced that M. Jack Sanders has been named president and chief operating officer, effective immediately. Sanders, 57, will report to Harris E. DeLoach, Jr., 66, chairman and chief executive officer.
“We are very pleased to have Jack become president and chief operating officer of Sonoco. Over his 23-year career with the Company, Jack has demonstrated exceptional operations leadership while running all of our Global Consumer and Industrial businesses,” said DeLoach, who has been president of Sonoco since 2000.
In this new leadership role, Sanders will have global operating responsibility for Sonoco’s businesses serving consumer markets, including Global Rigid Paper and Closures, Global Rigid Plastics, Global Flexible Packaging and Global Services. He also will have responsibility for the Company’s businesses serving industrial markets, including the Company’s vertically integrated global industrial converting and paperboard operations. Combined, these businesses operate more than 300 plants in 35 countries.
A 1976 graduate of Louisiana State University with a B.S. in finance, Sanders joined Sonoco in 1987 as national sales and marketing manager, Wire and Cable Reels. In 1991, he was named general manager for Sonoco’s Protective Packaging division and was promoted to division vice president and general manager of Protective Packaging in 1998. Sanders was elected a corporate officer and named vice president, Industrial Products, North America in 2001. He was subsequently named vice president, Global Industrial Products in 2005, senior vice president in 2006 and executive vice president in 2008. Prior to this promotion, Sanders has served as executive vice president, Global Consumer, since January 2010.
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1 North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com

Sanders Named President and Chief Operating Officer of Sonoco — page 2
About Sonoco
Founded in 1899, Sonoco is a $3.6 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
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High-resolution, print-quality photo of M. Jack Sanders available at: https://www.box.net/shared/pn35h2b7d1